EXHIBIT 10.4
                                                                    ------------

                   NORTH AMERICAN GALVANIZING & COATINGS, INC.

                           DIRECTOR STOCK UNIT PROGRAM

                                      ss. 1

                           PURPOSE AND EFFECTIVE DATE
                           --------------------------

                  The purpose of this Program is to tie a percentage of each Director's compensation to the long-term value of Stock. This Program has been adopted in connection with the adoption of the 2004 Incentive Stock Plan and has been adopted subject to the approval of this Program and the 2004 Incentive Stock Plan. This Program shall be effective on the date NAGALV's shareholders approve the adoption of this Program.

                                      ss. 2

                                   DEFINITIONS
                                   -----------

                  2.1. Account for purposes of this Program shall mean the bookkeeping account maintained by the Committee to show for each Director as of any date all Stock Unit Grant credits made for such Director under this Program, the adjustments to such credits and any distributions to such Director.

                  2.2. Automatic Deferral Period for purposes of this Program shall mean the period described in ss. 3.5(b).

                  2.3. Beneficiary for purposes of this Program shall mean for each Director the person designated as such by the Director on the form provided for this purpose or, if no such person is so designated or if no such person survives the Director, the Director's estate.

                  2.4. Board for purposes of this Program shall mean the Board of Directors of NAGALV.

                  2.5. Committee for purposes of this Program shall mean the Committee under the 2004 Incentive Stock Plan.

                  2.6. Deferral Period for purposes of this Program shall mean the period described in ss. 3.5(b) and the period described in ss. 3.5(c) .

                  2.7. Director for purposes of this Program shall mean a member of the Board.

                  2.8. Elective Deferral Period for purposes of this Program shall mean the period described in ss. 3.5(c).

                  2.9. Inside Director for purposes of this Program shall mean a member of the Board who is an employee of NAGALV.

                  2.10. NAGALV for purposes of this Program shall mean North American Galvanizing & Coatings, Inc. and any successor to such corporation.

                  2.11. Outside Director for purposes of this Program shall mean a member of NAGALV's Board of Directors who is not an employee of NAGALV.

                  2.12. Program for purposes of this Program shall mean this North American Galvanizing & Coatings, Inc. Director Stock Unit Program, as amended from time to time.

                  2.13. Stock for purposes of this Program shall mean Stock under the 2004 Incentive Stock Plan.

                  2.14. Stock Unit Grant for purposes of this Program shall mean a Stock Unit Grant under the 2004 Incentive Stock Plan.

                  2.15. 2004 Stock Incentive Plan for purposes of this Program shall mean the North American Galvanizing & Coatings, Inc. 2004 Stock Incentive Plan, as amended from time to time.

                                      ss. 3

                                STOCK UNIT GRANT
                                ----------------

                  3.1. Outside Directors. Each Outside Director shall be required to defer at least 50% of his or her director fees each calendar year and shall have the right under ss. 3.3 to elect to defer 75% or 100% of such fees each calendar year. The deferrals for each Outside Director will be deducted (if he or she elects less than a 100% deferral) on a pro-rata basis from his or her director fees when such fees are otherwise payable in cash, and the deferrals shall be converted into a Stock Unit Grant at the average of the closing prices for a share of Stock for the 10 trading days before the date the director fees for Outside Directors otherwise would have been payable in cash.

                  3.2. Inside Directors. NAGALV automatically shall defer for each Inside Director a dollar amount equal to 50% of the director fees for Outside Directors. Inside Directors shall have the right to elect additional deferrals which will correspond to an Outside Director's right to elect to defer 75% or 100% of such fees each calendar year. Any such additional deferrals by Inside Directors shall be matched by the Committee at the same rate at which additional deferrals by Outside Directors are matched under ss. 3.3, and Inside Directors wishing to elect any additional deferral shall do so in accordance with the deferral election procedures described in ss. 3.3(d). The deferrals for each Inside Director shall be effected to coincide with the deferrals for Outside Directors, and the deferrals for Inside Directors shall be converted into a Stock Unit Grant at the same time and in accordance with the same procedure followed for Outside Directors.

                  3.3.  Matching Units and Deferral Elections.

                  (a) Fifty Percent. If an Outside Director does not elect to defer more than the required deferral under ss. 3.1, the Committee shall match 25% of his or her deferral in an additional Stock Unit Grant

                  (b) Seventy Five Percent. If an Outside Director elects in accordance with ss. 3.3(d) to defer 75% of his or her director fees, the Committee shall match 50% of his or her deferral in an additional Stock Unit Grant.

                  (c) One Hundred Percent. If an Outside Director elects in accordance with ss. 3.3(d) to defer 100% of his or her director fees, the Committee shall match 75% of his or her deferral in an additional Stock Unit Grant. The Committee shall match 75% of each Inside Director's automatic deferrals under ss. 3.2 in an additional Stock Unit Grant.

                  (d)   Deferral Election Rules for Outside Directors.

                        (1) General Rule. A deferral election under ss. 3.3(b) or ss. 3.3(c) shall be effective for fees paid in any calendar year only if delivered to NAGALV before the beginning of such calendar year, and an election shall be effective only if made on the form provided for this purpose.

                        (2)   Special Rules.

                              (A) Each Outside Director may make an election under ss. 3.3(b) or ss. 3.3(c) after NAGALV's annual shareholder meeting in 2004 if such shareholders approve this Program at such meeting and such election is delivered to NAGALV before the end of the 30 day period which starts on the date of such meeting. An election under this ss. 3.3(d)(2)(A) shall be effective for director fees otherwise payable in 2004 after such election is delivered to NAGALV.

                              (B) Each Outside Director may make an election under ss. 3.3(b) or ss. 3.3(c) with respect to director fees payable in the calendar year in which he or she is first elected an Outside Director if such election is delivered to NAGALV before the end of the 30 day period which starts on the date he or she is first elected an Outside Director. An election under this ss. 3.3(d)(2)(B) shall be effective for directors' fees otherwise payable in such calendar year after such election is delivered to NAGALV.

                        (3) Irrevocable. An election under this ss. 3.3(d) shall be irrevocable for the calendar year for which the election is made when the election is delivered to NAGALV.

                  (e) Conversion to a Stock Unit Grant. A Director's match under this ss. 3.3 will be converted into a Stock Unit Grant at the same time and under the same procedure as his or her deferrals are converted into a Stock Unit Grant.

                  3.5.  Deferral Periods.

                  (a) General. All deferrals under this Program shall be paid in the calendar year immediately following the end of an Automatic Deferral Period or, if a Director so elects in accordance with this ss. 3.5, the end of an additional Elective Deferral Period.

                  (b) Automatic Deferral Period. The Automatic Deferral Period for a Director for deferrals effected in any calendar year shall be the five calendar year period starting on the immediately following January 1. There will be separate Automatic Deferral Period for deferrals effected in each calendar year.

                  (c) Elective Deferral Period. If a Director delivers an election on the form provided for this purpose to NAGALV at least one full year before the end of any Automatic Deferral Period, the payment of the deferrals subject to such Automatic Deferral Period shall be deferred for an additional five calendar years. Any such election shall be irrevocable when delivered to NAGALV.

                  (d)   Special Rules.

                        (1) Termination. All deferrals (whether subject to an Automatic Deferral Period or an Elective Deferral Period) shall be payable as of the date a Director's service as such ends or the date his or her employment with NAGALV ends, whichever comes last.

                        (2) Hardship. If a Director can demonstrate to a majority of the other members of the Board that he or she has an extreme financial hardship as a result of a reasonably unforeseeable event and that access to his or her deferrals under this Program is more appropriate under the circumstances than using any of his or her other assets to cure such hardship, the Board (acting by a majority vote with the affected Director not voting) may authorize the payment of all or a portion of his or her deferrals to cure such hardship.

                  3.6. Payment. When any deferrals become payable at the end of a Deferral Period or become payable under ss. 3.5(d), payment shall be made (subject to applicable withholdings) in a lump sum in cash or, at the Committee's discretion, in whole shares of Stock (and cash in lieu of a fractional share) based on the average of the closing prices for a share of Stock for the 10 trading days before the date as of which payment is made. NAGALV shall make a payment as soon as practicable after a deferral becomes payable; provided, however, NAGALV may defer any payment to a future date if making a payment before such future date could result in the violation of any securities or other laws.

                  3.7. Non-Forfeitable Account and Account Adjustments. A Director's interest in his or her Account shall be non-forfeitable. The number of shares described in a Stock Unit Grant credited to a Director's Account shall be adjusted at the same time and in the same manner as other Stock Unit Grant made under the 2004 Incentive Stock Plan and such number shall be reduced to reflect any cash payments made or shares of Stock issued to a Director.

                                      ss. 4

                                 ADMINISTRATION
                                 --------------

                  4.1. Powers. This Program shall be administered by the Committee, and the Committee shall have the absolute and complete authority, duty and power to interpret and construe the provisions of this Program as the Committee deems appropriate, including the final authority to determine a Director's benefits under this Program, and to take any other action in connection with the operation or administration of this Program which the Committee deems fair and appropriate under the circumstances. All interpretations, determinations, regulations and calculations shall be final and binding on all affected persons.

                  4.2. Statements. NAGALV shall furnish individual statements of Account balances to each Director in such form and as of such dates as determined by the Committee.

                                      ss. 5

                            AMENDMENT AND TERMINATION
                            -------------------------

                  NAGALV reserves the right to amend or terminate this Program at any time by action of the Board. NAGALV upon the termination of this Program shall have the right in its sole discretion to accelerate the timing of distributions of Accounts. No amendment or termination shall directly or indirectly reduce the balance of any Account as of the effective date of such amendment or termination.

                                      ss. 6

                                  MISCELLANEOUS
                                  -------------

                  6.1. General Assets. All cash distributions to, or on behalf of, a Director under this Program shall be made from NAGALV's general assets and all shares of Common Stock issued shall be issued under the 2004 Stock Incentive Plan, and any claim by a Director or by his or her Beneficiary against NAGALV for any cash distribution or stock issuance under this Program shall be treated the same as a claim of any general and unsecured creditor of NAGALV.

                  6.2. No Liability. No Director and no Beneficiary shall have the right to look to, or have any claim whatsoever against, any officer, director, employee or agent of NAGALV in his or her individual capacity for the distribution of any Account.

                  6.3. No Assignment; Binding Effect. No Director or Beneficiary shall have the right to alienate, assign, commute or otherwise encumber an Account for any purpose whatsoever, whether through a domestic relations order or otherwise, and any attempt to do so shall be disregarded as completely null and void. The provisions of this Program shall be binding on each Director and Beneficiary and on NAGALV.

                  6.4. Construction. This Program shall be construed in accordance with the laws of the State of Delaware except to the extent such laws are preempted by federal law. Headings and subheadings have been added only for convenience of reference and shall have no substantive effect whatsoever. All references to sections (ss.) shall be to sections (ss.) to this Program. All references to the singular shall include the plural and all references to the plural shall include the singular. All definitions in this Program shall apply exclusively to this Program.

                  6.5. No Contract of Employment. A Director's participation in this Program shall not constitute a contract of employment by NAGALV or a right to be nominated to serve on, or serve on, the Board.

                  6.6. 2004 Incentive Stock Plan. The terms of the 2004 Incentive Stock Plan are incorporated by this ss. 6.6 in the Program, and the Program is subject to the terms of such plan. This Program shall not confer on any Director any rights with respect to a Stock Unit Grant which are superior to his or her rights under the 2004 Incentive Stock Plan with respect to such Stock Unit Grant.

                  IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Program to evidence its adoption of this Program.


                                                 NORTH AMERICAN GALVANIZING &
                                                 COATINGS, INC.


                                                 By:________________________

                                                 Date:______________________